                                  EXHIBIT 10.15

                        EXTENSION OF EMPLOYMENT AGREEMENT


         THIS EXTENSION OF EMPLOYMENT AGREEMENT is between William E. Greehey, a resident of San Antonio, Texas ("Mr. Greehey"), and Valero Energy Corporation, a Delaware corporation ("Valero"), and is made and delivered effective as of the 30th day of January 2001 ("Effective Date"). Valero and Mr. Greehey are sometimes referred to herein individually as a "Party," and collectively as the "Parties."

         WHEREAS, Mr. Greehey and Valero entered into that certain Employment Agreement dated March 25, 1999 (the "Employment Agreement") (capitalized terms not defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement);

         WHEREAS, paragraph two of the Employment Agreement provides that (i) the Initial Period of the Employment Agreement shall expire on July 31, 2001,
(ii) if Mr. Greehey notifies Valero at least ninety (90) calendar days prior to the end of the Initial Period of his intention to extend the Employment Agreement, then the Agreement shall be extended on a month-to-month basis ("Extension Period"), and (iii) that Mr. Greehey may terminate the Employment Agreement within the Extension Period by giving Valero ninety (90) calendar days written notice of termination;

         NOW THEREFORE, the parties hereto agree that by signing below, Mr. Greehey is hereby delivering notice to Valero of his intention to extend the Employment Agreement, and that the term of the Employment Agreement is hereby extended beyond the end of the Initial Period on a month-to-month basis in accordance with paragraph two of the Employment Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Extension of Employment Agreement as of the Effective Date.


/s/ William E. Greehey
WILLIAM E. GREEHEY


VALERO ENERGY CORPORATION
By: /s/ Keith D. Booke
Keith D. Booke, Executive Vice President and Chief Administrative Officer